AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON----February 14, 2022

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF

1933

THE CANNASSIEUR GROUP, INC.
(Exact Name of Registrant as speciﬁed in its charter)

Atlanta	2833	86-1907561
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classiﬁcation Code Number)	(I.R.S. Employer Identiﬁcation No.)

1039 Grant St Se Ste B24

Atlanta, GA 30315

Tel: (404) 254.2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive oﬃces)

Floretta Gogo

1039 Grant St Se Ste B24, Atlanta, GA 30315

Tel: (404) 839-2885

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Elton F. Norman, Esquire

The Norman Law Firm PLLC

8720 Georgia Avenue,

Suite 1000

Silver Spring, MD 20910

Phone: (301)-588-4888

Facsimile: (301) 576-3544

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is ﬁled to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment ﬁled pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment ﬁled pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated ﬁler, an accelerated ﬁler, a non-accelerated ﬁler, smaller reporting company, or an emerging growth company. See the deﬁnitions of “large accelerated ﬁler,” “accelerated ﬁler,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated ﬁler	☐	Accelerated ﬁler	☐
Non-Accelerated ﬁler	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided to Section 7(a)(2)(B) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement ﬁled with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS              SUBJECT TO COMPLETION       February __, 2022

THE CANNASSIEUR GROUP, INC.

28,550,000 shares common Stock

This prospectus relates to the offer and sale, from time to time of up to 28,550,000 shares of our common stock. 15,000,000 shares are being sold by the Company and 13,550,000 shares are being sold by Selling Shareholders. The Company will not receive any proceeds from the shares being sold by Selling Shareholders.

The offering price bears no relationship to our assets, book value, earnings, or any other customary investment criteria. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” beginning on page 5 of this prospectus.

We will bear all costs relating to the registration of the Shares. We expect our common stock to be registered on the OTC Market place.

Investing in our common stock is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , February__ _, 2022

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, ﬁnancial condition, results of operations, and prospects may have changed since such date.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the common stock of The Cannassieur Group, Inc. (referred to herein as the “Company,” “The Cannaisseur Group,” “TCGI,” “we,” “our,” and “us”). You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition or Plan of Operations,” and our ﬁnancial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

Overview

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020. On January 4, 2021 the Company acquired a fifty-one percent (51%) interest in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores.

Atlanta CBD. is a vertically integrated hemp products supplier and retailer that has two company structure components. The first, Requisite Technologies, focuses on cultivation and manufacturing, while the second, Inno Medicinals, focuses on retail. Requisite Technologies will be dedicated to producing and selling premium oil, tinctures, and capsules, edibles, and topicals. Their mission is to grow one of the best hemp plants and produce high-quality infused products to provide customers with products and services they trust. Requisite Technologies has the ability to grow hemp year-round, aiming to grow up to 12 different strains, and can produce from seedling to finished product.

Corporate History

TCG is a Delaware corporation. It was formed to acquire companies actively engaged in the hemp business. Atlanta CBD, is the Company’s first acquisition. Atlanta CBD is a family-owned business, founded in October 2018. It was born from the desire to offer people an alternative approach to good health. They are a CBD boutique, offering many leading brands of hemp extracts. Atlanta CBD began planning for a retail hemp store in September of 2018. Cannabis sativa (hemp) extracts were chosen because the founders believe the extracts have the potential to help people. Knowledge gained since opening a retail location in June of 2019 has given them a greater understanding of the industry and the people that purchase hemp products.

Atlanta CBD is a Georgia company committed to increasing public awareness of CBD and helping grow the hemp community statewide. Their hemp will be sourced primarily through a network of local farms. The company’s philosophy is to cultivate, encourage and promote diversity in all aspects of life. Individuals are encouraged to use their unique culture, life experience and perspectives to collaborate in creating innovative products and atmosphere where everyone’s voice is welcomed.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the “JOBS Act.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (we will also not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020. On January 4, 2021 we acquired a fifty-one percent (51%) interest in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores.

The Cannaisseur Group, Inc., is a Delaware corporation, and the operator of the website, https://thecannaisseurgroup.com/.

THE OFFERING

Securities Offered by the Company	15,000,000 shares of the Company’s common stock.

Securities Offered by Selling Shareholders	13,550,000 shares of the Company’s common stock

Common stock Outstanding Before the Offering (1)	35,950,000

Common stock Outstanding After the Offering	50,950,000

Quotation of Common stock The Company’s intends to have its common shares quoted on the OTCQB markets.

Use of Proceeds	See “Use of Proceeds” on page _22 _of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

(1)	Based on 35,950,000 shares outstanding as of December 31, 2021.

RISK FACTORS

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

A pandemic, epidemic or outbreak of an infectious disease in the markets in which the Company operates or that otherwise impacts its facilities and customers could adversely impact the Company’s business.

If a pandemic, epidemic, or outbreak of an infectious disease including the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19) first identified in Wuhan, Hubei Province, China, or other public health crisis were to affect the Company’s markets or facilities, or its customers, the Company’s business could be adversely affected. Consequences of the coronavirus outbreak are resulting in disruptions in or restrictions on the Company’s ability to travel and hold live events. If such an infectious disease broke out at the Company’s office, facilities or work sites, its operations may be affected significantly, its productivity may be affected, and the Company may incur increased costs. If the persons and entities with which the Company contracts are affected by an outbreak of infectious disease, its live events may be delayed or cancelled, and the Company may incur increased costs. If the Company’s employees or subcontractors with whom it works were affected by an outbreak of infectious disease, the Company’s labor supply may be affected, and it may incur increased labor costs. In addition, the Company may experience difficulties with certain suppliers or with vendors in its supply chains, and its business could be affected if the Company becomes unable to procure essential equipment, supplies or services in adequate quantities and at acceptable prices. Further, an infectious outbreak may cause disruption to the U.S. economy, or the local economies of the markets in which the Company operates, increase costs associated with its business, affect job growth and consumer confidence, or cause economic changes that the Company cannot anticipate. Overall, the potential impact of a pandemic, epidemic or outbreak of an infectious disease with respect to the Company’s markets or its facilities is difficult to predict and could adversely impact the Company’s business. In response to the COVID-19 situation, federal, state, and local governments (or other governments or bodies) are considering placing, or have placed, restrictions on travel and conducting or operating business activities. Currently those restrictions are very fluid and evolving. the Company has been and will continue to be impacted by those restrictions. Given that the type, degree, and length of such restrictions are not known at this time, the Company cannot predict the overall impact of such restrictions on it, its customers, its subcontractors, and others with whom the Company works or the overall economic environment. As such, the impact these restrictions may have on the Company’s financial position, operating results and liquidity cannot be reasonably estimated at this time, but the impact may be material. In addition, due to the speed with which the COVID-19 situation is developing and evolving, there is uncertainty around its ultimate impact on public health, business operations and the overall economy; therefore, the negative impact on the Company’s financial position, operating results and liquidity cannot be reasonably estimated at this time, but the impact may be material.

Our industry may become subject to expanded regulation and increased enforcement by the Food and Drug Administration (FDA) and the Federal Trade Commission (FTC)

The FDA under the Federal Food, Drug, and Cosmetic Act regulates the formulation, manufacturing, packaging, labeling, and distribution of food, dietary supplements, drugs, cosmetic, medical devices, biologics, and tobacco products. Our hemp-derived CBD products are not intended to be drugs. Accordingly, we have not been required to obtain FDA approval for our existing hemp-derived CBD products. Moreover, the regulatory status of hemp-derived CBD products is in a state of ﬂux as FDA attempts to determine the appropriate manner in which to regulate these products. Thus, the regulatory approach is still evolving, and we may be required to seek FDA’s approval to market food and dietary supplements containing hemp-derived CBD. It is also possible that FDA may simply issue a regulation setting forth the conditions in which such products may be marketed, or it may simply prohibit these products. However, because FDA’s regulatory process is in its infancy, we cannot predict the likely outcome. (See preceding Section, “Government Regulation”.) In addition, the FTC under the Federal Trade Commission Act (“FTC Act”) requires that product advertising be truthful, substantiated, and non-misleading. We believe that our advertising meets these requirements. However, the FTC may bring a challenge at any time to evaluate our compliance with the FTC Act.

Increases in the cost of ingredients, labor and other costs could adversely affect our operating results.

Our principal products contain hemp-derived CBD oil. Increases in the cost of ingredients in our products could have a material adverse effect on our operating results. Signiﬁcant price increases, market conditions, weather, acts of God and other disasters could materially affect our operating results. An increase in our operating costs could adversely affect our proﬁtability. Factors such as inﬂation, increased labor and employee beneﬁt costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced signiﬁcant problems with our suppliers, our suppliers may implement signiﬁcant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our packaging facilities could harm our business.

Any prolonged disruption in the operations of any facilities that perform our packaging, whether due to technical or labor diﬃculties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our proﬁtability and business results could be harmed.

Loss of key personnel or our inability to attract and retain new qualiﬁed personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our ability to successfully grow our brand depends on our ability to attract and retain professionals with talent, integrity, enthusiasm, and loyalty to our corporate team. If we are unable to attract or retain key personnel, our proﬁtability and growth potential could be harmed.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products as well as on our proprietary processes and believe that they are especially important to our business. We rely on a combination of trademarks, copyrights, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered, or will register, certain trademarks in the United States and may elsewhere. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, proﬁtability and business results regardless of whether we are able to successfully enforce our rights.

Pandemics, natural disasters and geo-political events could adversely affect the Company’s business.

Pandemics, natural disasters, including hurricanes, cyclones, typhoons, tropical storms, floods, earthquakes and tsunamis, weather conditions, including winter storms, droughts and tornadoes, whether as a result of climate change or otherwise, and geo-political events, including civil unrest or terrorist attacks, that affect the Company, or other service providers, could adversely affect the Company’s business.

We do not have any outside Board Directors which could create a conﬂict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of five directors, which means that we have no outside or independent directors. The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue inﬂuence. For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks. Furthermore, the lack of independent directors creates the potential for conﬂicts between management and the diligent independent decision-making process of the Board. Furthermore, our lack of outside directors deprives our company of the beneﬁts of various viewpoints and experience when confronting the challenges we face. With no independent director sitting on the Board of Directors, it will be diﬃcult for the Board to fulﬁll its traditional role as overseeing management.

Risks Relating to Our Financial Condition

All businesses are affected by an unstable economy.

Even through there may be downturns in the economy, consumers will always need essential goods and services regardless of the economy. However, economic downturns almost inevitably signal cutbacks in overall spending, which would translate specifically to us as decreased revenue, if any, as we expect that part of our income stream will be commissions on customer purchases and interest on customers’ balances.

We have a limited operating history and operate in a new industry, and we may not succeed.

The consumer products business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional, and local businesses. We could experience increased competition from existing or new companies in our channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

·	Consumer tastes

·	National, regional, or local economic conditions

·	Disposable purchasing power

·	Demographic trends; and

·	The price of special ingredients that go into our products.

Our ﬁnancial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our ﬁnancial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have diﬃculty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, signiﬁcant resources and capital to develop and market existing product enhancements and new products. We cannot assure you that we will achieve market acceptance for all of our products, or of new products that we may offer in the future. Moreover, these new products may be subject to signiﬁcant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of challenges and require us to attract additional qualiﬁed employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, ﬁnancial condition and results of operations.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We will need to raise additional funds in the future to fund our working capital needs and to fund further expansion of our business. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Our annual and quarterly ﬁnancial results are subject to signiﬁcant ﬂuctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary signiﬁcantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

·	Variations in the timing and volume of our sales

·	The timing of expenditures in anticipation of future sales

·	Sales promotions by us and our competitors

·	Changes in competitive and economic conditions generally

·	Foreign currency exposure

Consequently, our results of operations may decline quickly and signiﬁcantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that ﬂuctuations in operating results will continue in the future. The Company’s operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net proﬁt. While we intend to fully implement our business plan, we may experience net losses. Factors expected to contribute to this variability include, among other things:

·	The general economy

·	The regulatory environment pertaining to our products

·	Climate, seasonality and environmental factors

·	Consumer demand

·	Transportation costs

·	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical diﬃculties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

As we expand our operations, we may be unable to successfully manage our future growth.

Since inception, our business has grown. This growth has placed substantial strain on our management, operational, ﬁnancial and other resources. If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources. Any such growth could place increased strain on our management, operational, ﬁnancial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, ﬁnance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and our physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an eﬃcient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, ﬁnancial condition and liquidity, particularly since we do not currently have director and oﬃcer (“D&O”) insurance. Our lack of insurance may also make it diﬃcult for us to retain and attract talented and skilled directors and oﬃcers. While we intend to apply for D&O insurance, we cannot guarantee that such application will be accepted.

Despite our signiﬁcant efforts in product quality control, we face risks of litigation from customers and others in the ordinary course of business, which may divert our ﬁnancial and management resources. Any adverse litigation or publicity may negatively impact our ﬁnancial condition and results of operations.

Claims of illness or injury relating to product quality or handling are common in the consumer products industry. While we believe our processes and high standards of quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our ﬁnancial condition, operating results and cash ﬂows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions. Risks associated with legal liability are diﬃcult to assess and quantify, and their existence and magnitude can remain unknown for signiﬁcant periods of time. To date we have no directors and oﬃcers liability (“D&O”) insurance to cover such risk exposure for our directors and oﬃcers. Such insurance generally pays the expenses (including amounts paid to plaintiffs, ﬁnes, and expenses including attorneys’ fees) of oﬃcers and directors who are the subject of a lawsuit as a result of their service to the Company. While we intend to attempt to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur. While neither Colorado law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our oﬃcers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Colorado law. Without D&O insurance, the amounts we would pay to indemnify our oﬃcers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our ﬁnancial condition, results of operations and liquidity. Further, our lack of D&O insurance may make it diﬃcult for us to retain and attract talented and skilled directors and oﬃcers, which could adversely affect our business.

The Company may be unable to manage growth, which may impact its potential profitability.

Successful implementation of the Company’s business strategy requires it to manage its growth. Growth could place an increasing strain on the Company’s management and financial resources. To manage growth effectively, the Company will need to:

∙	Establish definitive business strategies, goals and objectives;

∙	Maintain a system of management controls; and

∙	Attract and retain qualified personnel, as well as develop, train, and manage management-level and other employees.

If the Company fails to manage its growth effectively, its business, financial condition, or operating results could be materially harmed, and the Company’s stock price may decline.

The Company operates in a highly competitive environment, and if it is unable to compete with its competitors, its business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

The Company operates in a highly competitive environment. The Company’s competition includes all other companies that are in the business of hemp cultivation and sales or other related companies. A highly competitive environment could materially adversely affect the Company’s business, financial condition, results of operations, cash flows and prospects.

The Company may not be able to compete successfully with other established companies offering the same or similar services and, as a result, the Company may not achieve its projected revenue and user targets.

If the Company is unable to compete successfully with other businesses in its existing markets, it may not achieve its projected revenue and/or customer targets. The Company competes with both start-up and established companies. Compared to the Company’s business, some of its competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results. The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers. Our future operating results will depend upon many other factors, including:

·	The level of product and price competition;

·	Our success in expanding our distribution network and managing our growth;

·	Our ability to develop and market product enhancements and new products;

The timing of product enhancements, activities of and acquisitions by competitors

The Company’s lack of adequate D&O insurance may also make it difficult for it to retain and attract talented and skilled directors and officers.

In the future the Company may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, the Company has not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts the Company would pay to indemnify its officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on the Company’s financial condition, results of operations and liquidity. Furthermore, the Company’s lack of adequate D&O insurance may make it difficult for it to retain and attract talented and skilled directors and officers, which could adversely affect its business.

The Company does not expect to pay dividends in the future; any return on investment may be limited to the value of the Company’s common stock.

The Company does not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on the Company’s common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. The Company’s current intention is to apply net earnings, if any, in the foreseeable future to increasing the Company’s capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of its common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Company’s board of directors. If the Company does not pay dividends, its common stock may be less valuable because a return on investment will only occur if its stock price appreciates.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our stock price is not quoted or traded on any securities market. The common stock price is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control or unrelated to its operating performance.

We intend to have our common stock begin trading on the OTC Markets Group, Inc. under the symbol “TCGI”. The OTC Markets is a network of security dealers that buy and sell stock.

The Company’s common stock if quoted or traded will be thinly traded so the Company’s stockholders may be unable to sell at or near ask prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

An active and visible public trading market for our Common Stock may not develop.

We do not currently have an active or visible trading market. We cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for shares of our common stock may be limited; and

•	A lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our Common Stock.

The market price of our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	Actual or anticipated fluctuations in our quarterly or annual operating results

•	Changes in financial or operational estimates or projections

•	Conditions in markets generally

•	Changes in the economic performance or market valuations of companies similar to ours

•	Announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures, or capital commitments

•	Our intellectual property position; and general economic or political conditions in the United States or elsewhere.

In addition, the securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of a substantial number of additional shares of our common or preferred stock, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve, or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Our common stock is subject to the SEC’s penny stock rules and accordingly, broker-dealers may have trouble in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	Make a special written suitability determination for the purchaser;

•	Receive the purchaser’s prior written agreement to the transaction;

•	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As our common stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTC Market securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because reporting requirements are less stringent than those of the stock exchanges such as NASDAQ. Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers;

•	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Among the factors that could affect our stock price are:

·	Industry trends and the business situation of our suppliers

·	Actual or anticipated ﬂuctuations in our quarterly ﬁnancial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors

·	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results

·	Announcements of strategic developments, acquisitions, dispositions, ﬁnancings, product developments and other materials events by us or our competitors

·	Regulatory and legislative developments

·	Litigation

·	General market conditions

·	Other domestic and international macroeconomic factors unrelated to our performance

·	Changes in key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time, or a substantial portion of our total outstanding shares of preferred stock may be converted to common stock and sold into the market at any time. Some of these shares are owned by the management of the Company, and we believe that such holders have no current intention to either convert their preferred stock into common stock or to sell a signiﬁcant number of shares of their common stock into the market. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop signiﬁcantly, even if our business is performing well.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining increasing consumer acceptance, we cannot predict that this trend will continue in the future.

The ability to hire additional qualiﬁed employees, and the timing of such hiring and our ability to control costs. We may require additional capital to ﬁnance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations. We plan to ﬁnance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

·	Cash provided by operating activities

·	Available cash and cash investments

·	Capital raised through debt and equity offerings

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, ﬁnancial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation. In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock. Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Requirements associated with being a reporting public company will require signiﬁcant company resources and management attention.

We have ﬁled a Form S1 registration statement with the U.S. Securities and Exchange Commission (“SEC”). Once the Form S1 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies. We are working with independent legal, accounting and ﬁnancial advisors to identify those areas in which changes should be made to our ﬁnancial and management control systems to manage our growth and our obligations as an SEC reporting company. These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and ﬁnancial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal control over ﬁnancial reporting. However, we cannot provide assurances that these and other measures we may take will be suﬃcient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company and will require the time and attention of management and may require the hiring of additional personnel and legal, audit and other professionals. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as deﬁned in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited ﬁnancial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by aﬃliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will ﬁnd our common stock less attractive as a result of our taking advantage of these exemptions. If some investors ﬁnd our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our ﬁnancial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 100,000,000 shares of common stock, par value $0.0001 per share, of which 35,950,000 were outstanding as of December 31, 2021. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulﬁll its ﬁduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s ﬁnancial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more diﬃcult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), ﬁnancing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the section entitled “Risk Factors” beginning on page 8.

All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise after the date of this prospectus, except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward- looking statements.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

USE OF PROCEEDS

Our Offering is being made in a direct public offering on a self-underwritten basis - no minimum number of shares must be sold in order for the Offering to proceed. The Offering price per share is $0.23. There is no assurance that we will raise the full $3,500,000.00, as anticipated.

Not taking into account any possible additional funding or revenues, we intend to use the proceeds from this Offering as follows. The following chart indicates the amount of funds that we plan to allocate to each item but does not indicate the total fee/cost of each item. The amount of proceeds we allocate to each item is dependent upon the amount of proceeds we receive from this Offering:

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from the sale of the maximum amount of Shares being offered hereunder will only be sufficient to meet our anticipated cash needs for the next 12 months. Our management has determined that the maximum amount of funds received from this Offering would be sufficient to cover our intended plan of operations contemplated hereby. We will use any proceeds received to file reports with the SEC, as well as to proceed with our intended business.

However, there can be no assurance that we will raise any funds through our direct participation offering. As with any form of financing, there are uncertainties concerning the availability of such funds and the likelihood that such funds will be available to us on terms acceptable to us.

The Selling Security Holders will receive all the proceeds from the sales of the Selling Shareholders Shares under this Prospectus. We will not receive any proceeds from these sales. We have agreed to bear certain expenses relating to the registration of the shares of Common Stock being registered herein for Selling Security Holders.

See “Plan of Distribution” elsewhere in this Prospectus for more information.

Gross Proceeds from Offering	$3,500,00	% of Total
Operational Cost	$1,500,000	42%
Marketing	$500,000	14%
Product Developement	$900,000	25%
New Hires	$600,000	17%

Offering Expense (1)
Securities and Exchange Commission registration fee	$609
Accounting fees and expenses	$13,000
Legal fees and expenses	$18,000
Registrar and transfer agent fees and expenses	$2000

Total offering expenses	33,609

(1)	Offering expenses will not be paid from proceeds received from the Offering.

DETERMINATION OF OFFERING PRICE

Prior to the Offering, there has been no public market for the Shares. The initial public offering price was determined by management. The principal factors considered in determining the initial public offering price include:

∙	the information set forth in this Registration Statement and otherwise available;

∙	our history and prospects and the history of and prospects for the industries in which we compete;

∙	our past and present financial performance;

∙	our prospects for future earnings and the present state of our development;

∙	the general condition of the securities markets at the time of this Offering;

∙	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and other factors deemed relevant by us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of September 30, 2021, was ($16,006) based on 35,950,000 outstanding shares of our Common Stock outstanding on September 30, 2021. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

After giving effect to (i) the sale of 15,000,000 shares of our Common Stock in this offering at the assumed initial public offering price of $0.23 per share and (ii) the application of the net proceeds from this offering, our pro forma net tangible book value would be $3,530,640, or $0.07 per share. This represents an immediate increase in pro forma net tangible book value of $0.07 per share to our existing investors and an immediate dilution in pro forma net tangible book value of ($0.16) per share to new investors.

The following table illustrates this dilution on a per share of common stock basis:

Assumed initial public offering price per share	$0.23
Net tangible book value per share as of September 30, 2021	$(0.00)
Increase in net tangible book value per share attributable to new investors	$0.23
Pro forma net tangible book value per share after this offering	$0.07
Dilution in pro forma net tangible book value per share to new investors	$(0.16)

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

We intend to have our common stock begin trading on the OTC Markets Group, Inc. under the symbol “TCGI”. The OTC Markets is a network of security dealers that buy and sell stock.

As of December 31, 2021, there were approximately 22 holders of record of our common stock.

Dividends. We have never declared or paid any cash dividends on our common stock, nor do we anticipate paying any in the foreseeable future. We expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Plan of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our ﬁnancial condition. This MD&A should be read in conjunction with our consolidated ﬁnancial statements and the accompanying notes to consolidated ﬁnancial statements and contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reﬂect events that occur or circumstances that exist after the date on which they are made.

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020, as a result, we had limited activity for the year ended December 31, 2020. On January 4, 2021 we acquired a fifty-one percent (51%) in Atlanta CBD Inc. (d/b/a as Inno Medicinals) (“Atlanta CBD”). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores.

Results of Operations during the year ended December 31, 2020.

For the years ended December 31, 2020, we generated revenues of $0.00.

Our Gross Profit from the sale of all products for the year ended December 31, 2020 was $0.00. Our plan is to acquire companies that grow and develop CBD products for the consumer market. In January 2021 we acquired a 51% interest in Atlanta CBD. We anticipate that competition in the CBD products market will continue to create pressure on gross profit margins. Additionally, the expanded market is creating beneficial price fluctuatuins in the costs of ingredients as sources of supply expand which we believe will enable us to sustain comparable margins in the years ahead.

Our Net Loss for the year ended December 31, 2020 was ($37,016}, due primarily to start-up costs and general and administrative expenses.

Liquidity and Capital Resources

As of December 31, 2020, we had $112,984 in total assets consisting of a receivable from a related party.

As of December 31, 2020, we had total liabilities of $0.

Cash Flow from Operating Activities

Net cash from operations for the year ended December 31, 2020, was $0. Net cash used in operations for the year ended December 31, 2020 was $150,000.

Cash Flow from Investing Activities

Net cash provided by investing activities for the year ended December 31, 2020, was $0

Cash Flow from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020, was $150,000 from the sale of common stock.

Results of Operations for during the nine months ended September 30, 2021.

For the nine months ended September 30, 2021, we generated gross revenues of $51,394 from our interest in Atlanta CBD, related to the sale of CBD products.

Our Gross Profit for the nine months ended September 30, 2021 was $22,550. Continued growth of the consumer market for CBD products and anticipated increases in competition are anticipated to continue to create pressure on gross profit margins. Additionally, the expanded market is creating beneficial price fluctuations in the costs of ingredients as sources of supply expand which we believe will enable us to sustain comparable margins in the years ahead.

Our Net Loss for the nine months ended September 30, 2021 was ($126,109). The was due primarily to increases in operating costs, consulting fees and legal and accounting fees.

Liquidity and Capital Resources

As of September 30, 2021, we had $147,820 in total assets including cash of $10,791, deposits of $3,000, and $69,994 in advances from related party and inventory of $11,819. The assets include the Company’s interest in the assets of Atlanta CBD.

As of September 30, 2021, we had total liabilities of $83,071, consisting of current liabilities of $30,772 and long term liabilities of $52,299. The increase in liabilities is primarily due to the Company’s operating lease and note payable.

Cash Flow from Operating Activities

Net cash from operations for the six months ended September 30, 2021, was ($71,936).

Cash Flow from Investing Activities

Net cash provided by investing activities for the six months ended September 30, 2021, was $1,825.

Cash Flow from Financing Activities

Net cash provided by financing activities for the six months ended September 30, 2021, was $80,902 from the issuance of debt and equity securities.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our ﬁnancial condition, changes in ﬁnancial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

This discussion and analysis of our ﬁnancial condition and results of operations are based on our ﬁnancial statements that have been prepared under accounting principle generally accepted in the United States of America. The preparation of ﬁnancial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the ﬁnancial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A summary of signiﬁcant accounting policies is included in Note 2 to the consolidated ﬁnancial statements included in this Registration Statement. Of these policies, we believe that the following items are the most critical in preparing our ﬁnancial statements.

USE OF ESTIMATES: Management uses estimates and assumptions in preparing these ﬁnancial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

REVENUE RECOGNITION –

Revenue from sale of goods is measured at fair value of the consideration received or receivable and is recognized in the statement of comprehensive income of the Company when signiﬁcant risks and rewards of the ownership of the goods have been transferred to the buyers.

ACCOUNTS RECEIVABLE: Accounts Receivable (AR) is the payment which the Company will receive from its customers who have purchased its goods & services in the last month of the year and on credit terms. Usually the credit period is short, approximately a few days.

ASSESSMENT OF COLLECTABILITY:

·	Receivables supervisor is authorized to collect delinquent accounts

·	The Treasurer has the authority to assign accounts to a third party for collection

·	Recording of Accounts Receivable: All amounts due on physical delivery of the merchandise from the drop shipper, must be promptly recorded as an accounts receivable. Each account receivable must be recorded and maintained until payment is received or the recorded amount is written off or extinguished.

·	An adequate provision for doubtful accounts must be established. When all reasonable efforts fail to collect an account receivable and it has been approved for write off, the related provision for doubtful accounts should be reduced.

·	Control and Subsidiary Accounts: The accounting system incorporates control accounts, where applicable, to ensure the completeness and accuracy of individual accounts. The Receivables supervisor must maintain subsidiary accounts for individual debtors in a manner that discloses, at a given point in time, the aggregate amount owed by each debtor as well as individual amounts making up the aggregate amount. Monthly, the subsidiary accounts for each accounts receivable must be reconciled with the control account.

·	Checks that are returned from the bank as nonnegotiable are assessed a returned cheque charge. If there are 2 cheques returned from the same customer within a month, no further cheques will be accepted from the customer unless the cheques are certiﬁed, until there is an acceptable payment history for a further one year period.

·	Statements to Debtors: Statements must be issued to debtors, on a monthly basis, providing meaningful and concise information on the status of their debts.

·	Accounts receivable are considered overdue when a debtor does not pay or resolve the debt within 30 days from the invoice date or a written request for payment to the debtor.

·	All actions taken to collect overdue accounts must be documented.

·	If there is no response after the initial contact at the 30-day point (within 30-day period 60 days from date of invoice), accounts will be forwarded to Treasury Staff to take prompt and vigorous action to collect overdue accounts receivable.

·	Accounts receivable, in most cases, should be at least 30 days overdue (i.e., 60 days after invoice notiﬁcation), before staff advises debtors that their accounts are overdue and that the accounts may be:

o	turned over to a private collection agency;

o	subject to legal action;

o	credit privileges will be revoked; and/or account may be suspended.

Most Recent accounting pronouncements

Refer to Note 2 in the accompanying consolidated ﬁnancial statements.

Impact of Most Recent Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on the Company’s ﬁnancial position or results of operations.

DESCRIPTION OF BUSINESS

The Cannaisseur Group, Inc. (the “Company” or “TCG”) was established in December 2020. On January 4, 2021 the Company acquired a fifty-one percent (51%) interest in Atlanta CBD Inc. (d/b/a as Inno Medicinals). Atlanta CBD is engaged in hemp cultivation, extraction, manufacturing, distribution, and retail through CBD stores.

The Company plans to acquire additional companies engaged in the hemp business and expand its portfolio of companies to lower costs by consolidating operations and leveraging the wealth of experience within the Company.

Atlanta CBD is a vertically integrated hemp products supplier and retailer that has two company structure components. The first, Requisite Technologies, focuses on cultivation and manufacturing, while the second, Inno Medicinals, focuses on retail. Requisite Technologies will be dedicated to producing and selling premium oil, tinctures, and capsules, edibles, and topicals. Our mission is to grow one of the best hemp plants and produce high-quality infused products to provide customers with products and services they trust. Requisite Technologies has the ability to grow hemp year-round, aiming to grow up to 12 different strains, and can produce from seedling to finished product.

Hemp-derived CBD is distinguishable from CBD derived from marijuana. Hemp-derived CBD contains not more than 0.3 percent of THC, while marijuana contains in excess of this amount. Marijuana is regulated under the Controlled Substances Act. We do not believe that our hemp-derived CBD products are regulated under the Controlled Substances Act, but under the Agricultural Act of 2018, known as the “Farm Bill”.

The 2018 Farm Bill allows for the interstate sale and transfer of hemp-derived products for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. The Farm Bill ensures that any cannabinoid—components of CBD —that is derived from hemp will be legal, if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, associated state regulations, and by a licensed grower as deﬁned in the Farm Bill.

The Company believes that all products produced and marketed by it, are in compliance with the Farm Bill and all other federal and state law and regulation.

All the full Spectrum Hemp CBD Infused products are pharmacist formulated and nano-amplified for rapid absorption and maximum bioavailability. Products categories include full spectrum bath bombs, face serums, hair and beard serums, edibles, topicals, sports recovery, ingestible, and vapes to name a few. Product categories also include various sub-categories and are distributed to brick-and-mortar resellers, and online merchants. Inno Medicinals product line, because of its size, is constantly in ﬂux as new products are added and products are culled based on several factors including, but not limited to, consumer acceptance, inventory levels, and replacement as the result of incremental improvement.

While most of Inno Medicinals products are geared to human health and wellness, the company does sell pet products such as recovery oil and skin conditioner, and full spectrum tincture. These products offer pet owners a new way to support their pet’s mood and wellness in a non-invasive, non-toxic way. The global pet care industry is expected to reach $110 billion in 2017, according to Euromonitor Research (The State Of Global Pet Care: Trends And Growth Opportunities, September 2017). Technavio, a leading market research ﬁrm, recently analyzed the global pet care industry and forecasted a CAGR of 5% between 2016-2020 (Global Pet Dietary Supplements Market 2018-2022, March 2018). According to that report, rising pet ownership combined with increased consumer spending on premium natural and organic pet care products are fundamental factors driving that growth.

The Company also offers for sale a majority of its products direct to consumers via its website, https://thecannaisseurgroup.com/.

Consumer markets served by the Company are extensive. In terms of geography, the products are sold wherever legal and the Company stipulates to its distribution channels that the products may only be sold to end-user persons eighteen years of age or older (See Item 1A “Risk Factors” for a further explanation of the laws regarding the sale of hemp-derived CBD products).

Product Formulation and Production

The Company uses its commercial suppliers and contract manufacturers for its product research and development, formulation, quality testing, production and packaging. These suppliers and manufacturers hold, as required, the necessary regulatory and other licenses/permits speciﬁc to each one’s activity. The Company outsources fulﬁllment as well. The Company has adopted a drop shipment fulﬁllment model that allows the third-party supplier to ship the merchandise directly to each customer. Therefore, they do not hold any inventory. Any and all raw materials constituting active ingredients in its products are routinely tested by a third-party laboratory for purity and consistency of active ingredient concentrations. The Company owns its own propriety formulas for all its products, which it regards as trade secrets (the Company does not own any patents nor has any pending), and continuously is engaged in both new product development and product incremental improvement with its suppliers. New product development and incremental improvement costs are absorbed by each respective supplier as part of their overhead in providing services to the Company.

Sales Channels

Holistic healers are very accepting of CBD and its benefits, making them a good fit for CBD products. The Company has established relationships in Georgia and Florida with holistic healers and acupuncturists that attended their CBD seminar. Their goal is to work with a small group of six to twelve practitioners and collaborate on creating a sales channel within their networks. There is a proliferation of small businesses that sell CBD products. We are currently supplying restorative CBD beverages to Cryogenics clients by utilizing a display near the checkout. We will establish “ on the go displays” for twelve companies in 2021 and expand locations in 2022. The “ on the go displays” will produce a profit while serving as a marketing tool.

The Markets for Our Products

Market research from BDS Analytics is predicting a compound annual growth rate of 49 percent by 2024 across all distribution channels and that the CBD market, combined with THC products, will create a total market of $45 billion for cannabinoids by 2024. (Forbes, May 20, 2019).

The growth of the market shows that hemp-derived CBD products are becoming “mainstream” as consumers increasingly perceive them as providing wellness beneﬁts.

Competition

Currently, in the United States, there are no businesses that can demonstrate or claim a dominant market share of the growing CBD products market. Competition, outside those companies that provide over .03 percent THC containing CBD in states where that is allowed under state law, is limited to numerous brands with geocentric distribution footprints. Overall, there are no major pharmaceutical manufacturing companies marketing general purpose CBD products into the overall CBD market at this time, although the Company is expecting such an entry in the future. Competition also includes many small regional marketers/packagers of CBD oil containing products that have limited distribution and economic resources.

Employees

The Company has 3 full-time employees.

Patents and Trademarks

The Company holds no patents or trademarks, nor at this time, has any patent or trademarks pending.

Government Regulation

The Company’s CBD Products Are Not Subject to the Controlled Substances Act

The Agriculture Improvement Act of 2018 (“AIA” or “the Act”) exempted hemp-derived cannabidiol products (“hemp-derived CBD products”) from the federal Controlled Substances Act (“CSA”). Speciﬁcally, the AIA, also known as the Farm Bill of 2018, established a legal deﬁnition of “hemp”: the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol [∆-9 THC] concentration of not more than 0.3 percent on a dry weight basis.

The Act amends the CSA to exclude “hemp” from the deﬁnition of “marihuana.” It also amended the CSA to exclude THC found in “hemp” from the “tetrahydrocannabinols” listed in Schedule I. Therefore, hemp-derived CBD products that contain less than less than 0.3% of 9∆-THC, such as those marketed by the Company, are not controlled substances under the CSA. These amendments to the CSA took immediate effect on December 20, 2018.

By way of background, the CSA establishes ﬁve “schedules” into which a substance with abuse potential may be classiﬁed. Substances that fall under any one of the ﬁve schedules are subject to various requirements and restrictions enforced by the

U.S. Drug Enforcement Administration (“DEA”). The most restrictive is Schedule I, which is reserved for those substances having a high potential for abuse that do not have a currently accepted medical use, and that lack accepted safety for use under medical supervision.

Marijuana has long been classiﬁed under Schedule I. Previously, DEA took the position that CBD met the expansive deﬁnition of “marijuana”, which made it subject to Schedule I as well. Speciﬁcally, DEA created a code number in Schedule I for “marihuana extract,” deﬁned as “an extract containing one or more cannabinoids that has been derived from any plant of the genus Cannabis, other than the separated resin (whether crude or puriﬁed) obtained from the plant.” DEA made clear that the agency considered CBD to fall within the deﬁnition of “x` extract” (and to therefore be a Schedule I substance) if the CBD came from the part of the cannabis plant that is included within the deﬁnition of “marijuana.”

The passage of the AIA conﬁrms that hemp-derived CBD products are now excluded from the CSA. As noted above, the AIA amended the deﬁnition of “marihuana” as follows:

(A)            Subject to subparagraph (B), the term ‘marihuana’ means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds to resin.

(B)	The term ‘marihuana’ does not include—

(i)	hemp, as deﬁned in section 297A of the Agricultural Marketing Act of 1946.

I.	Limits of the AIA

Although the AIA removed “hemp” from the CSA, the Act has limitations.

a.	Products containing more than 0.3% of 9∆-THC still subject to the CSA.

Notably, the AIA’s exclusion of “hemp” from the CSA deﬁnition of “marihuana” is limited to those parts, derivatives, or extracts of the plant containing less than 0.3% of 9∆-THC. Parts, derivatives, and extracts containing levels of 9∆-THC greater than 0.3% meet the deﬁnition of marihuana and are subject to the CSA. Consequently, manufacturers and distributors of CBD products must be prudent with respect to verifying the levels of 9∆-THC in products.

The passage of the AIA conﬁrms that hemp-derived CBD products are now excluded from the CSA. As noted above, the AIA amended the deﬁnition of “marihuana” as follows:

(C)            Subject to subparagraph (B), the term ‘marihuana’ means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds to resin.

(D)	The term ‘marihuana’ does not include—

(i)	hemp, as deﬁned in section 297A of the Agricultural Marketing Act of 1946.

II.	Limits of the AIA

Although the AIA removed “hemp” from the CSA, the Act has limitations.

a.	Products containing more than 0.3% of 9∆-THC still subject to the CSA.

Notably, the AIA’s exclusion of “hemp” from the CSA deﬁnition of “marihuana” is limited to those parts, derivatives, or extracts of the plant containing less than 0.3% of 9∆-THC. Parts, derivatives, and extracts containing levels of 9∆-THC greater than 0.3% meet the deﬁnition of marihuana and are subject to the CSA. Consequently, manufacturers and distributors of CBD products must be prudent with respect to verifying the levels of 9∆-THC in products.

b.	Hemp production and cultivation restrictions

The AIA requires the establishment of a shared Federal-state program to regulate the cultivation and production of hemp. The USDA is actively engaged in rulemaking efforts to implement these requirements and state laws are evolving in response. Our Company is not involved in the cultivation or production of hemp; however, we recognize that new rules will impact the industry as a whole and we are closely monitoring the USDA’s rulemaking efforts.

c.	Hemp-derived CBD remains subject to FDA regulatory authority

Further, The Federal Food, Drug and Cosmetic Act (“FDCA”) and the AIA authorize the FDA to regulate the marketing and distribution of hemp products in interstate commerce that are intended for consumption, including topical use. Pursuant to its jurisdiction, FDA may regulate hemp as a feed, food, dietary supplement, cosmetic or drug depending on the intended use of the hemp and whether the hemp is otherwise a permissible ingredient for a particular intended use. The AIA expressly preserves the FDA’s authority over “hemp” that is intended to be used as a drug, device, cosmetic, food (including animal food), dietary supplement, or tobacco product.

Generally, hemp-derived CBD products that are intended for ingestion and intended to support the normal function/structure of the body or added as an ingredient in food, may be considered a dietary supplement or conventional food under the FDCA. However, FDA has taken the position through advisory Warning Letters that CBD products are precluded from being marketed as dietary supplements or as food because CBD is subject to statutory exclusions designed to protect the integrity of the drug approval process.

Speciﬁcally, the statutory deﬁnition of a “dietary supplement” excludes an “article” that has been approved as a drug under section 505 of the FDCA. The term “dietary supplement” also excludes “an article” if (1) it has been authorized for investigation as a new drug; (2) substantial clinical investigations have been instituted on the article and their existence made public; and (3) it was not marketed as a food or dietary supplement prior to being authorized for investigation as a new drug. For purposes of this exclusion, the FDA has interpreted “authorized for investigation as a new drug” to mean that an Investigational New Drug application (“IND”) has been submitted for the active ingredient or active moiety.

FDA has taken the position that hemp-derived CBD cannot be marketed as dietary supplement because a CBD isolate has been approved as a drug, Epidiolex, and prior to approval, was subject to substantial clinical investigations under an IND. Further, FDA has stated that it has not been provided with the evidence needed to overcome this exclusion. The FDA asserts this same position with regard to products marketed as food under a separate, but identical, statutory provision applicable to “food” broadly. As such, FDA takes the position that hemp-derived CBD products intended for ingestion may be adulterated.

That being said, FDA has yet to take enforcement action against CBD products and has initiated a regulatory process to determine whether there is a regulatory pathway to permit the marketing of these products. Indeed, FDA in recognizing the signiﬁcant increase in hemp-derived CBD products on the market, the Agency held a public meeting on May 31, 2019 requesting scientiﬁc information and data regarding the safety, manufacturing, product quality, marketing, labeling, and sale of products containing hemp-derived CBD. It further requested that comments be ﬁled with the agency by July 2, 2019. This meeting and request for comments signaled FDA’s intent to consider various regulatory options for CBD products, including but not limited to (1) requiring companies to seek approval to market such product; (2) issuing regulations setting forth the conditions which such products may be marketed in food and dietary supplements; or (3) prohibiting the use of hemp-derived CBD in foods and dietary supplements. With that said, there is signiﬁcant regulatory uncertainty around this category which makes it diﬃcult to predict the likely outcome of this process FDA has initiated.

d.	Hemp-derived CBD products are subject to regulation on the state level.

Although the AIA provided clarity regarding the status of hemp-derived CBD under the federal CSA, the AIA did not address the myriad of state laws and regulations governing such products. For example, hemp-derived CBD still meets the deﬁnition of a controlled substance under certain laws.

MANAGEMENT

Our directors hold oﬃce until the next annual general meeting of the stockholders or until their successors are elected and qualiﬁed. Our oﬃcers are appointed by our Board of Directors and hold oﬃce until the earlier of their death, retirement, resignation, or removal.

The following table sets forth the names and ages of the members of our Board of Directors and our executive oﬃcers and the positions held by each.

Name and Principal Position

Floretta Gogo- Chief Executive Officer/Board Member

Xavier Carter – Chief Operating Officer/Board Member

Steven Plumb – Chief Financial Officer

Valarie Grant – Corporate Secretary

Keijiro Valera – Board Member

Jamie Brown – Board Member

Harold Woolfork – Board Member

Floretta Gogo

Floretta Gogo, 58 years of age, is the Chief Executive Officer of The Cannaisseur Group since its inception in December 2020. From 2018 to 2020 she was the Chief Executive Officer of Atlanta CBD, LLC. From 2013 to 2017 Ms. Gogo worked for Allnex USA, Inc. as a Corporate Tax and Finance Accountant. Her duties ranged from tax planning and compliance with federal, local, payroll and other applicable taxes to registering and maintaining all federal and state business licensing and annual reporting. With over 35 years of financial and managerial experience, Ms. Gogo currently serves as Chairman and CEO to the Cannaisseur Group providing the Company with strategic financial planning direction.

Early in her career, she gained experience as a Cost Accountant/Accounting Manager with several companies. As a cost manager, Ms. Gogo’s duties ranged from preparing monthly financial statements to implementing cost standards from raw materials to finished products. As an Accounting Manager, Ms. Gogo’s experience transitioned into a managerial role as she managed, disciplined, and directed the Accounting, Customer Service, Human Resources and Shipping Departments. Ms. Gogo graduated with an accounting degree from Mercer University in Atlanta in 1986.

Xavier Carter

Xavier Carter, 60 years of age, is the Chief Operations Officer of The Cannaisseur Group since its inception in December 2020. Mr. Carter graduated from the Atlanta College of Arts (now Savanah College of Arts) in 1992 with a major in Video and Computer graphics. From 1977 – 1986, he acquired a wealth of knowledge working in the food and beverage and shipping industries. In 1995, Mr. Carter established IEC Enterprises, a video and graphics support company that focuses on tradeshows and has been self-employed until he began working for the Company in December 2020. He has worked with many Fortune 500 companies presenting ideas and concepts ranging from customer care to product marketing. Major clients include D&J Electronics, PRG, Video equipment Rentals, and Fuse Technologies. With over thirty years of customer service and management experience Carter understands the importance of customer service and superior products.

Steven Plumb

Steven M. Plumb, 62 years of age, is the Chief Financial Officer of The Cannaisseur Group since its inception in December 2020. In 1981, he earned a Bachelor of Business Administration degree in Accounting from the University of Texas at Austin in Austin Texas. Mr. Plumb is a seasoned CPA, senior executive and has managerial experienced in operations, finance and marketing. He also has Big 4 CPA experience, a background in IT, biotech, oil and gas, medical and utility companies. Since 2001, he has served as the owner and president of Clear Financial Solutions, Inc., a consulting firm that provides interim CFO services to small public companies. In this capacity he has prepared SEC filings, managed investor relations, raised capital, conducted mergers and acquisition activities, developed successful offering memorandum, registration statements and investor presentations. Mr. Plumb is a former auditor with Price Waterhouse Coopers and KPMG.

Valarie Grant

Valarie Grant, 34 years of age, is the Corporate Secretary for The Cannaisseur Group since its inception in December 2020. She earned her degree in Business Management and a certificate in Business Technology, specializing in Office Administration from Houston Community College in 2019. Ms. Grant is equipped with over 10 years of administrative, financial, business support, and management experience reporting to senior management executives. From 2009 to 2011, she worked for M Green, Inc., and managed the office administration and customer service for the company’s three (3) Houston locations. From 2011 to 2012 Ms. Grant began working with iVoice Ideas, Inc. where she provided general administrative, and record-keeping support for the CEO and executive team and supported the company’s public filings of legal and accounting documents for the Securities and Exchange Commission. In addition, she assisted in writing, planning, and coordinating press releases and website tracking.

From 2012 through 2018, Ms. Grant worked for Brazil Property International (“BPI”) providing personal administrative and business support to the Managing Director of BPI in addition to administrative support to the other members of the executive management team, including the Finance Officer and the Lead Construction Officer. Ms. Grant served as Corporate Secretary and Director at 4G Enterprises and Bensata Corporation, responsible for compliance, registrations, and document management on behalf of the Corporation. Finally, she is also a registered Notary Republic in the State of Texas.

From 2012 through 2018, Grant worked for Brazil Property International providing personal administrative and business support to the Managing Director of BPI in addition to administrative support to the other members of the executive management team, including the Finance Officer and the Lead Construction Officer. Grant served as Corporate Secretary and Director at 4G Enterprises and Bensata Corporation, responsible for compliance, registrations, and document management on behalf of the Corporation. Finally, she is also a registered Notary Republic in the State of Texas.

Keijiro Varela

Keijiro Varela, age 39, is a current board member of The Cannaisseur Group and has been the President of Nature Science Health Inc. (EvoCann) since it was founded in 2018. Valera earned  his undergraduate and graduate degree in 2003 and 2012 respectfully at Temple University (Philadelphia) in Engineering and Business Administration. From 2003 - 2014 he worked for Chevron Corporation as an engineer, Lean 6 Sigma operator and supply chain manager. After climbing the ranks and several global assignments within Chevron’s Products Division, Varela decided to make a dramatic change and follow in the footsteps of his idols Nikolai Tesla and George Washington Carver who both developed life changing technologies and dedicated their lives to improving humanity with their discoveries.

Combining Varela’s passion and drive to educate the masses on a healthier way of living and healing, in 2017 he decided to join the California based company Methodology Inc., that specializes in food as medicine. With a common mission to help people live a healthier lifestyle, Varela spent a year with the company to gain a stronger understanding of the nutritional impact of how clean food effects the body and living a healthier lifestyle yields a better quality of life. After struggling and surviving Non-Hodgkin’s Lymphoma in his early 30’s, Varela was determined to help other’s that had chronic illnesses; a potential tragedy became a life calling.

In 2019 Varela, for personal reasons, decided to begin his own journey of cultivating ways to help the people closest to him that were struggling with their own health issues. Over the years of hearing people’s personal health struggles, Varela finally discovered his calling and made the leap to be fully committed to developing a holistic approach to treat various ailments that effect the mind and the internal body workings.

Through willing participants, years of research and with Varela’s Industrial Engineering & Chemistry background, he began creating an innovative Full Spectrum CBD product line that enhances the body’s cannabinoid receptors. CBD and other cannabinoids are naturally occurring compounds that display potent anti-inflammatory and pain-relieving properties. They can promote the body’s healthy regulation of the central nervous, immune, and endocannabinoid systems. Varela’s unique approach maximizes the delivery of medical cannabis oil through various innovative techniques combined with using the highest quality ingredients. Stemming from the food industry where the phrase “made with love” is used, Valera incorporates the phrase and mission is behind EvoCann’s products “made for the ones we love”.

Jamie Brown

Jamie Brown, 40 years old, currently serves as a board member of The Cannaisseur Group. Brown graduated with a Bachelor’s Degree in Business Marketing from North Carolina A&T in 2002. Brown worked at the Harlem Medical Hospital in New York City from 2005 – 2018   where he held various executive and management positions overseeing specialty fields such as Neurology, Oncology, Lupus, Renal, Gastroenterology, and Endocrinology. His close interactions with chiefs of specialty services and patient advocating for the patient population has been the driving force behind his passion to do clinical research and creating a more holistic approach to pain management and disease prevention.

Brown’s family history of cancer and diabetes led him towards his calling in the healthcare industry and continues his focus towards creating more effective ways to help other families who are suffering from life impacting illnesses. In his spare time he enjoys working with non-profits and educating the younger generations on the importance of living a healthier lifestyle.

Harold Woolfork

Harold Woolfolk, 61 years of age, currently serves as a board member of The Cannaisseur Group. Woolfork is a 1982 graduate of The University of Michigan with a Degree in Kinesiology. As a student/athlete, he starred as a two sport All-American, in football and track & field. Following college, he was drafted in the 1st Round by The New York Giants and spent the next 8-years in the NFL. After football, he would hone his skills writing as a newspaper columnist, for 3-years, before leaving that post to embark on a career path in both the corporate sector and as an entrepreneur. Woolfork established a construction company, that would later be featured on CNN, building affordable housing in Houston’s blighted communities for low-income families. His company’s success led him to construct health clinics inside of Walmart Superstores, through a subcontractor agreement with Walmart Corporate, in Bentonville, Arkansas.

Woolfolk thrived in the exertion of entrepreneurship, where he built, managed and sold several businesses. In 2014, he developed, an alliance with a physician group, to construct and operate Kemah Palms Recovery Center, an upscale drug and alcohol addiction facility for high profile clients, where he served as a managing partner. Prior to that, he was President for 7-years, running a multimillion-dollar, toxicology drug testing business, in a SAMHSA certified Laboratory. Woolfork has served as a board member with his alma mater in the past and is currently a partner and board member of First Genesis Inc., an IT company that specializes in interoperability connection solutions in both the Oil & Gas and Healthcare Industries. Its proprietary Block Chain integration is used by several federal agencies. Woolfork maintains a diverse interest as a shareholder in several other businesses that he helped develop.

Deutsche Cannabis, a CBD operation he founded, now a company trading on the German Exchange, is the latest one of those businesses. “It’s not what you take, but what you leave behind that defines greatness,” is an anonymous quote that Woolfork lives by after 38 years of success in both the sports and business arena. He lists his passions as writing, playing with his grandchildren, golf and giving back to the community. He contributes to several not-for-profits, of which his favorite, is delivering meals to homebound seniors. Woolfolk has learned immensely from the competitive nature of business & sports and he believes, it’s shadowed his life and shaped who he is from the playing field to the boardroom.

Family Relationships

There are no familial relationships among any of our oﬃcers or directors. None of our directors or oﬃcers is a director in any other reporting companies except as disclosed. The Company is not aware of any proceedings to which any of the Company‚ oﬃcers or directors, or any associate of any such oﬃcer or director, is a party adverse to the Company or any of the Company subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Board Committees

There are currently no committees of the Board of Directors.

Code of Ethics

Our board of directors intends to adopt a code of ethics that our oﬃcers, directors and any person who may perform similar functions will be subject to.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive oﬃcers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition ﬁled by or against such person or any business of which such person was a general partner or executive oﬃcer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traﬃc violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or ﬁnding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting ﬁnancial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self- regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive oﬃcer for services rendered in all capacities for the periods set forth below.

Summary Compensation Table

Name and Principal Position	Year	Bonus	Stock Option Awards	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Floretta Gogo	2021 2020	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Xavier Carter	2021 2020	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Steven Plumb	2021 2020	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Employment Agreements

The Company does not yet have any employment agreements with any of our oﬃcers and directors, all of whom have performed services on our behalf for no compensation, including Floretta Gogo, CEO, and Steven Plumb, CFO.

Compensation of Directors

Our board of directors has not received any compensation to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The Company has contracted with a related party, Liberty Management Investments (“Liberty”), which is owned by certain shareholders of the Company to provide administrative support to the Company. The Company has paid Liberty $37,016 for administrative services during the period from inception (December 22, 2020) through December 31, 2020. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $112,984 as of December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2021, we had 35,950,000 common shares outstanding. The following table sets forth certain information regarding our shares of common stock beneﬁcially owned as of October 15, 2021, for (i) each stockholder known to be the beneﬁcial owner of ﬁve percent (5%) or more of our outstanding shares of common stock, (ii) each named executive oﬃcer and director, and (iii) all executive oﬃcers and directors as a group. A person is considered to beneﬁcially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneﬁcial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive oﬃcers is exercised solely by the beneﬁcial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneﬁcial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this Form 10. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneﬁcially owned does not constitute an admission of beneﬁcial ownership.

Name and Address	Shares of Common Stock Owned	Percentage Votes Before Offering	Percentage of Votes Assuming all Shares are Sold
Floretta Gogo	6,800,000	18.92%	13.35%
Xavier Carter	6,800,000	18.92%	13.35%
Jamie Brown	1,000,000	2.78%	1.96%
Keijiro Valera	1,000,000	2.78%	1.96%
Steven Plumb	1,000,000	2.78%	1.96%
Valarie Grant	1,000,000	2.78%	1.96%
Harold Woolfolk	500,000	1.40%	0.98%
Total Officers and Directors (1)	18,100,000	50.36%	35.52%
>5% Share Shareholders
Real Estate Investment Holdings, LLC (2)	6,400,000	17.80%	12.56%
1039 Grant St Se Ste B24, Atlanta, GA 30315

(1)  All officer and director addresses are c/o the Company at 1039 Grant St., SE, Ste. B24, Atlanta, GA 30315.

(2)  Real Estate Investment Holdings, LLC beneficially owns 800,000 of these shares indirectly through Eddie R. Cheeks, M.D., P.C., and 800,000 through the Cheeks Agency, Inc., with whom it shares investment control.

SELLING SHARES

This prospectus relates to the offer and sale, from time to time of up to 28,550,000 shares of our common stock. 15,000,000 shares are being sold by the Company and 13,550,000 shares are being sold by Selling Shareholders. The Company will not receive any proceeds from the shares being sold by Selling Shareholders.

There can be no assurance that the Company will sell any or all of its common stock offered by this prospectus. We do not know if, when, or in what amounts, the Company may offer the common stock for sale.

PLAN OF DISTRIBUTION

Sales of Common Stock

The Company and Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Company’s common stock, par value $0.0001 per share (“Common Stock”) on any stock exchange, market or trading facility on which the stocks are traded or in private transactions. The shares are expected to be listed on OTC Markets under the symbol “TCGI”. The Company and Selling Stockholders may use any one or more of the following methods when selling stock:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales entered into after the date of this prospectus;

·	broker-dealers may agree with selling Common Stock, to sell a speciﬁed number of such stock at a stipulated price per share;

·	a combination of any such methods of sale;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

·	any other method permitted pursuant to applicable law.

The Company and Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Company and or Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Company and or Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission or a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Common Stock or interests therein, the Company and or Selling Stockholders may enter into hedging transactions with broker-dealers or other ﬁnancial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Company and or Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Company and or Selling Stockholders may also enter into option or other transactions with broker-dealers or other ﬁnancial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other ﬁnancial institution of shares offered by this prospectus, which shares such broker-dealer or other ﬁnancial institution may resell pursuant to this prospectus (as supplemented or amended to reﬂect such transaction).

The Company and or Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any proﬁt on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Company and or Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that the Company and or Selling Stockholders has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Company and or Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Company and or Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualiﬁed for sale in the applicable state or an exemption from the registration or qualiﬁcation requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Company and or Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Company and or Selling Stockholders or any other person. We will make copies of this prospectus available to the Company and or Selling Stockholders and have informed him of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF REGISTRANT’S SECURITIES

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share. As of December 31, 2021, we had outstanding 35,950,000 shares of Common Stock. The holders of our Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. Common stockholders are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our Company, common stockholders are entitled to receive the net assets of our Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable. To the extent that additional common shares are issued, the relative interest of existing stockholders will likely be diluted.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the Company have been hired on a contingent basis.

EXPERTS

The ﬁnancial statements of Atlanta CBD, Inc. for the ﬁscal years ended December 31, 2020 and December 31, 2019 have been audited by M&K CPAS, PLLC, an independent registered public accounting ﬁrm as set forth in its report and are included in reliance upon such report given on the authority of such ﬁrm as experts in accounting.

LEGAL MATTERS

The Norman Law Firm, PLLC of Silver Spring, MD, will pass upon the validity of the shares of our common stock to be sold in this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have ﬁled with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document ﬁled as an exhibit to the registration statement. Each of these statements is qualiﬁed in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that ﬁle electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website.

When this registration statement becomes effective, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will be required to ﬁle reports, proxy statements and other information with the SEC. All documents ﬁled with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at https://thecannaisseurgroup.com/. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically ﬁled with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

THE CANNAISSEUR GROUP, INC.

FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2020

THE CANNAISSEUR GROUP, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of The Cannaisseur Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of The Cannaisseur Group, Inc. (the Company) as of December 31, 2020 and the related statement of operations, stockholders’ equity (deficit), and cash flow for the period from December 22, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for flows for the period from December 22, 2020(inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had insufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

As discussed in Note 1, the Company had a going concern insufficient revenues to provide sufficient cash flows to enable the Company to finance its operations internally. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021.

Houston, Texas

February 11, 2022

THE CANNAISSEUR GROUP, INC.

BALANCE SHEET

December 31,
2020
ASSETS

CURRENT ASSETS:
Due from related party	$112,984

TOTAL CURRENT ASSETS	112,984

TOTAL ASSETS	$112,984

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

TOTAL LIABILITIES	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares, par value $0.0001 per share authorized, 19,950,000 shares issued and outstanding as of December 31, 2020	1,995
Additional Paid In Capital	148,005
Accumulated Deficit	(37,016)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	112,984

TOTAL LIABILITIES, & STOCKERHOLDERS' EQUITY (DEFICIT)	$112,984

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2020

REVENUE	$-
Cost of Goods Sold	-
GROSS PROFIT	-

OPERATING EXPENSES
General and administrative expenses	37,016
Depreciation & amortization	-

Total operating expenses	37,016

NET LOSS	$(37,016)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Net loss per share - basic and fully diluted	$(0.00)

Outstanding - basic and fully diluted	19,150,000

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY / (DEFICIT)

For the Year Ended December 31, 2020

			Additional		Total
	Common Stock		Paid	Accumulated	Stockholders'
	Shares	Amount	In Capital	Deficit	Equity
Balance, December 31, 2019	-	$-	$-	$-	$-

Issuance founders' shares	15,150,000	1,515	(1,515)	-	-

Shares issued for cash	4,800,000	480	149,520	-	150,000

Net loss	-	-	-	(37,016)	(37,016)

Balance, December 31, 2020	19,950,000	1,995	148,005	(37,016)	$112,984

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(37,016)
Adjustments to reconcile net loss used in operating activities:
Depreciation expense	-
Amortization of right of use asset	-
Changes in operating assets and liabilities:
Due from related party	(112,984)

CASH USED IN OPERATING ACTIVITIES	(150,000)

CASH FLOWS FROM INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	150,000
Payments on notes payable

CASH FLOWS FROM FINANCING ACTIVITIES	150,000

NET INCREASE / (DECREASE) IN CASH	-

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$0

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$-
Income taxes	$-

Non-cash investing and financing activities:
Issuance of common stock to founders	$1,515

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020

1. Organization and Basis of Presentation

Organization and Combination

The Cannaisseur Group, Inc. (the Company) was incorporated in the State of Delaware on December 22, 2020.

On January 4, 2021, the Company acquired 51% of the common stock of Atlanta CBD, Inc. Atlanta CBD, Inc. was incorporated in the State of Georgia on October 17, 2018.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Business Operations

The Company operates a retail CBD store in Atlanta, Georgia.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a cumulative net loss since inception of $37,016, working capital of $112,984 and has required additional capital raises to support its operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to create positive cash flows from operations and its ability to continue receiving capital from shareholders and other related parties and obtain financing from third parties. No assurance can be given that the Company will be successful in these efforts.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

Business Combinations

The Company accounts for all business combinations using the acquisition method of accounting, which allocates the fair value of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions. The Company may utilize third-party valuation specialists to assist the Company in the allocation. Initial purchase price allocations are subject to revision within the measurement period, not to exceed one year from the date of acquisition. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

Cash

Cash and cash equivalents include short-term investments with original maturities of 90 days or less. The recorded value of our cash and cash equivalents approximates their fair value.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company calculates depreciation expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of property and equipment are as follows:

Classification	Estimated Useful Lives
Equipment	3 to 5 years
Leasehold improvements	3 to 5 years
Furniture and fixtures	3 to 5 years

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Revenue is recognized based on the following model:

1.	The Company sells products at their one retail location. A sale agreement exists when the customer purchases the product at the counter. The price for and product to be received are known at time of purchase.
2.	The sole performance obligation is to provide the product for the customer.
3.	The price of the product is located on the label and therefore known at the time of purchase.
4.	The price of the product is properly allocated to the sole performance of providing the product.
5.	Revenue is recognized at point of sales where money is collected and product is in control of customer.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company's business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at December 31, 2020.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and income taxes of the State of Georgia.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2020 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than-not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of December 31, 2020, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Tax Reform Act of 1986 limits the annual utilization of net operating loss and tax credit carry forwards, following an ownership change of the Company. Note that as a result of the Company's equity financings in recent years, the Company underwent changes in ownership for purposes of the Tax Reform Act. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operating loss carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three-year period.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset should no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies.  The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of December 31, 2020, the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below.  Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.  Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions.  Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments.  ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company's financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

3. Related party transactions

The Company has contracted with a related party, Liberty Management Investments (“Liberty”), which is owned by certain shareholders of the Company to provide administrative support to the Company. The Company has paid Liberty $37,016 for administrative services during the period from inception (December 22, 2020) through December 31, 2020. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $112,984 as of December 31, 2020.

4. Stockholders' Equity

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share.

In December 2020, the Company issued 15,150,000 shares of common stock to the founders of the Company upon the formation of the Company.

In December 2020, the Company sold 4,800,000 shares of common stock in a private placement for gross proceeds of $150,000.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). The Sellers are also shareholders of the Company and accordingly, this is a related party acquisition, which is accounted for using the book values. In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock.

5. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 2020 are summarized below.

December 31, 2020
Net operating loss carryforwards	$37,000
37,000
Valuation allowance	(37,000)
Net deferred tax assets	$–

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2020, management was unable to determine if it is more likely than not that the Company's deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No U.S. federal tax provision has been provided for the Company for the year ended December 31, 2020 due to the losses incurred during the period.

The reconciliation below presents the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rate for the year ended December 31, 2020.

December 31, 2020
U. S. federal statutory tax rate	(21.0)%
Change in valuation allowance	21.0%
Effective tax rate	0.0%

At December 31, 2020, the Company has available net operating loss carryforwards for U.S. federal corporate income tax purposes of approximately $37,000. U.S. federal net operating losses, if not utilized earlier, expire through 2039.

6. Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company's business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company's business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

7. Subsequent Events

Related Party Acquisition of Atlanta CBD, Inc.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). The Sellers are also shareholders of the Company and accordingly, this is a related party acquisition, which is accounted for using the book values. In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock.

The Purchase Agreement included standard and customary representations, warranties and indemnification rights.

Atlanta is in the business of providing CBD products in a retail store in Atlanta, Georgia.

Sale of common stock

In July 2021, the Company sold 2,400,000 shares of common stock in a private placement for gross proceeds of $75,000.

THE CANNAISSEUR GROUP, INC.

FINANCIAL STATEMENTS

NINE MONTHS ENDING SEPTEMBER 30, 2021 AND 2020

THE CANNAISSEUR GROUP, INC.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page No.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Balance Sheets as of September 30, 2021 and December 31, 2020	F-18

Statements of Operations for the nine months ended September 30, 2021 and 2020	F-19

Statements of Stockholder's Equity (Deficit) for the nine months ended September 30, 2021 and 2020	F-20

Statements of Cash Flows for the nine months ended September 30, 2021 and 2020	F-21

Notes to the Financial Statements for the nine months ended September 30, 2021 and 2020	F-22

THE CANNAISSEUR GROUP, INC.

BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$10,791	$-
Inventory	11,819	-
Due from related party	69,914	112,984
Deposits	3,000	-

TOTAL CURRENT ASSETS	95,524	112,984

Property & Equipment	20,972	-
Less: Accumulated depreciation	(11,556)	-

Property and equipment, net	9,416	-

Right of Use Asset Operating Lease	42,880	-

TOTAL ASSETS	$147,820	$112,984

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accrued expense	$2,204	$-
Operating Lease Liability, current portion	19,088	-
Dividend payable	849	-
Current portion of long term debt	8,631	-

TOTAL CURRENT LIABILITIES	30,772	-

LONG TERM LIABILITIES
Long Term Notes payable , less current portion	27,300	-
Operating Lease less Current Portion	24,999	-

LONG TERM LIABILITIES	52,299	-

TOTAL LIABILITIES	83,071	-

MEZZANINE EQUITY	37,875	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000 shares, par value $.0001 per share, 35,950,000 and 19,950,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3,595	1,995
Additional Paid In Capital	203,432	148,005
Minority Interest	(20,967)	0
Accumulated Deficit	(159,186)	(37,016)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	26,874	112,984

TOTAL LIABILITIES, MEZZANINE & STOCKERHOLDERS' EQUITY	$147,820	$112,984

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF OPERATIONS

	For the Nine Months
	Ended September 30,
	2021	2020
REVENUE	$51,394	-
Cost of Goods Sold	28,844	-
GROSS PROFIT	22,550	-

OPERATING EXPENSES
General and administrative expenses	164,931	-
Depreciation & amortization	4,228	-

Total operating expenses	169,159	-

NET OPERATING LOSS	(146,609)	-

OTHER INCOME (EXPENSE)
Grant income	22,107	-
Interest expense	(1,607)	-

TOTAL OTHER EXPENSE, NET	20,500	-

NET INCOME / (LOSS)	$(126,109)	-

NET INCOME / (LOSS) ATTRIBUTABLE TO MINORITY INTEREST	(3,939)	-
EXPENSES RELATED TO NON-CONTROLLING INTEREST

NET INCOME / (LOSS) ATTRIBUTABLE TO THE CANNAISSEUR GROUP, INC.	(122,170)	-

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Outstanding - basic and fully diluted	34,049,375	-

Net loss per share - basic and fully diluted	$-	-

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY / (DEFICIT)

For the Nine Months Ended September 30, 2021 and 2020

			Additional			Total
	Common Stock		Paid	Minority	Accumulated	Stockholders'	Mezzanine
	Shares	Amount	In Capital	Interest	Deficit	Equity	Equity
Balance, December 31, 2019	-	$-	$-	$-	-	$-	$-

Issuance founders' shares	15,150,000	1,515	(1,515)	-	-	-	-

Net loss	-	-	-	-	-	-	-

Balance, September 30, 2020	15,150,000	1,515	(1,515)	-	-	$-	-

Shares issued for cash	4,800,000	480	149,520	-	-	150,000	-

Net loss	-	-	-	-	(37,016)	(37,016)	-

Balance, December 31, 2020	19,950,000	1,995	148,005	-	(37,016)	$112,984	-

Acquisition of Atlanta CBD	13,600,000	1,360	(19,333)	(17,028)	-	(35,001)	36,000

Shares issued for cash	2,400,000	240	74,760	-	-	75,000	1,875

Atlanta CBD Dividend	-	-	-		-	-	-

Minority Interest	-	-	0	(3,939)	-	3,939	-

Net income	-	-	-	-	(122,170)	(122,170)	-

Balance, September 30, 2021	35,950,000	$3,595	$203,432	$(20,967)	(159,186)	$26,874	$37,875

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2021 and 2020

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(126,109)	$-
Adjustments to reconcile net loss used in operating activities:
Depreciation expense	4,228	-
Amortization of right of use asset	7,557	-
Preferred dividend	849
Changes in operating assets and liabilities:
Due from related party	43,070	-
Inventory	4,379
Accounts payable and accrued expenses	1,607	-
Operating lease liability	(7,517)

CASH USED IN OPERATING ACTIVITIES	(71,936)	-

CASH FLOWS FROM INVESTING ACTIVITIES

Acquistion of Atlanta CBD, Inc.	2,373
Purchase of property and equipment	(548)

CASH FLOWS FROM INVESTING ACTIVITIES	1,825	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	75,000
Proceeds from sale of Mezzanine Equity units	1,875
Proceeds from issuance of notes payable	10,964
Payments on notes payable	(6,937)

CASH FLOWS FROM FINANCING ACTIVITIES	80,902	-

NET INCREASE / (DECREASE) IN CASH	10,791	-

CASH, BEGINNING OF PERIOD	-	-

CASH, END OF PERIOD	$10,791	$-

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Issuance of common stock for acquistion	$1,360	$-

The accompanying notes are an integral part of the financial statements

THE CANNAISSEUR GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2021 and 2020

1. Organization and Basis of Presentation

Organization and Combination

The Cannaisseur Group, Inc. (the Company) was incorporated in the State of Delaware on December 22, 2020.

On January 4, 2021, the Company acquired 51% of the common stock of Atlanta CBD, Inc. Atlanta CBD, Inc. was incorporated in the State of Georgia on October 17, 2018.

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Business Operations

The Company operates a retail CBD store in Atlanta, Georgia.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a cumulative net loss since inception of $163,125, working capital of $57,388 and has required additional capital raises to support its operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s continuation as a going concern is dependent upon its ability to create positive cash flows from operations and its ability to continue receiving capital from shareholders and other related parties and obtain financing from third parties. No assurance can be given that the Company will be successful in these efforts.

As a result, management has concluded that there is substantial doubt about the Company's ability to continue as a going concern within one year of the date that the accompanying financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company's ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

If cash resources are insufficient to satisfy the Company's ongoing cash requirements, the Company would be required to obtain funds, if available, although there can be no certainty, from its shareholders or officers.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for services, and the realization of deferred tax assets.

Business Combinations

The Company accounts for all business combinations using the acquisition method of accounting, which allocates the fair value of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions. The Company may utilize third-party valuation specialists to assist the Company in the allocation. Initial purchase price allocations are subject to revision within the measurement period, not to exceed one year from the date of acquisition. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

Cash

Cash and cash equivalents include short-term investments with original maturities of 90 days or less. The recorded value of our cash and cash equivalents approximates their fair value.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Company calculates depreciation expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The estimated useful lives of property and equipment are as follows:

Classification	Estimated Useful Lives
Equipment	3 to 5 years
Leasehold improvements	3 to 5 years
Furniture and fixtures	3 to 5 years

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company sells CBD related products in a retail location in Atlanta, Georgia and through e-commerce. Revenue is recognized based on the following model:

1. The Company sells products at their one retail location and via web site sales.  A sale agreement exists when the customer purchases the product at the counter or via an online purchase.  The price for and product to be received are known at time of purchase.

2. The performance obligations are to provide the product for the customer at the counter or ship the product to the customer. Product is shipped on the day of sale.

3. The price of the product is located on the label or presented on the web site and therefore is known at the time of purchase.

4. The price of the product is properly allocated to the sole performance of providing the product.

5. Revenue is recognized in the retail location at the point of sale where money is collected and product is in control of customer and from the web site upon settlement of the credit card transaction, which is effectively at the time of purchase.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company's business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at September 30, 2021 or December 31, 2020.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

The Company is subject to U.S. federal income taxes and income taxes of the State of Georgia.

As the Company's net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of September 30, 2021 and December 31, 2020 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is "more-likely-than-not" to be sustained by the taxing authority as of the reporting date. If the tax position is not considered "more-likely-than-not" to be sustained, then no benefits of the position are recognized. As of September 30, 2021 and December 31, 2020, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

The Tax Reform Act of 1986 limits the annual utilization of net operating loss and tax credit carry forwards, following an ownership change of the Company. Note that as a result of the Company's equity financings in recent years, the Company underwent changes in ownership for purposes of the Tax Reform Act. Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company's net operating loss carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three-year period.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset should no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company's common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies.  The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company's common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company's consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

As of September 30, 2021 and December 31, 2020, the Company did not have any outstanding stock options.

Earnings (Loss) Per Share

The Company's computation of earnings (loss) per share ("EPS") includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because there is no convertible debt, convertible preferred stock, warrants or stock options outstanding.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below.  Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.  Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions.  Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is considered to be representative of their respective fair values due to the short-term nature of those instruments.

Leases

Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments.  ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current "incurred loss" approach with an "expected loss" model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company's financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, and the American Institute of Certified Public Accountants, did not or are not believed by management to have a material impact on the Company's present or future financial statements and related disclosures.

2. Property and Equipment

Property and equipment consists of the following:

	September 30, 2021	December 31, 2020
Equipment	$5,140	$-
Leasehold improvements	10,788	-
Furniture and fixtures	5,044	-
Total	20,972	-
Less accumulated depreciation	11,556	-
Property and equipment, net	$9,416	$-

Depreciation expense for the six months ended September 30, 2021 and 2020, was $4,228 and $0, respectively.

3. Notes payable

Notes payable consists of the following:

	September 30, 2021	December 31, 2020
Economic Injury Disaster Loan (EIDL), dated June 9, 2020. The note bears interest at 3.75%. Payments on the loan are deferred until June 2021, at which point monthly payments of principal and interest totaling $134 are due. The due date of the loan is June 9, 2030.	$27,300	$-

Note payable, dated February 22, 2021. The note is non-interest bearing and is due in six monthly payments of $583.33. Interest was not imputed on this loan due to immateriality of the amount involved.	1,167	-

Payroll Protection Program loan, dated March 5, 2021. The note bears interest at 1%. Payments on the loan are deferred until March 5, 2022. The loan was forgiven in October 2021.	7,464	-
Total notes payable	35,931	-
Less current portion of notes payable	8,631	-
Long term portion of notes payable	$27,300	$-

Future principal payments of notes payable are as follows:

Year Ending December 31,

2021	$8,631
2022	-
2023	442
2024	611
2025	635
Thereafter	25,612
Total	$35,931

4. Long-Term Operating Lease

The Company leases its retail store in Atlanta, Georgia under a five-year lease executed on January 24, 2019. The Company did not have any other leases with initial terms of 12 months or more at December 31, 2020 or 2019.

Operating lease right-of-use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Right-of-use assets represent the Company's right to use an underlying asset for the lease term, and right-of-use lease liabilities represent the Company's obligation to make lease payments arising from the lease. Generally, the implicit rate of interest, equivalent to a discount rate, in lease arrangements is not readily determinable and the prevailing commercial property mortgage rate is utilized in determining the present value of lease payments.

The monthly cash payment for this operating lease is approximately $1,650 per month, and the lease term ends on December 24, 2023. The Company recorded right-of-use assets and liabilities of $84,994 on January 24, 2019, based on the present value of payments and an incremental borrowing rate of 10.0% per annum.

The following schedule sets forth the operating lease right of use activity for the six months ended September 30, 2021 and the year ended December 31, 2020:

	2021	2020
Capitalized present value of lease payments	$84,994	$-
Less amortization	(42,114)	-
Operating lease right of use asset, net	$42,880	$-

The following schedule sets forth the current portion and long-term portion of operating lease liabilities as of September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Current portion	$19,088	$-
Long-term portion	24,999	-
Total lease liability	$44,087	$-

The following schedule sets forth the remaining annual future lease payments outstanding as of September 30, 2021:

2021	$19,088
2022	16,423
2023	9,844
Less amount representing imputed interest	(1,268)
Present value of lease liabilities	$44,087

Aggregate lease expense for this operating lease charged to general and administrative expenses in the statement of operations was $21,597 and $0 for the six months ended September 30, 2021 and 2020, respectively.

5. Related party transactions

The Company has contracted with a related party, Liberty Management Investments (“Liberty”), which is owned by certain shareholders of the Company to provide administrative support to the Company. The Company has paid Liberty $118,070 for administrative services during the six months ended September 30, 2021 and $121,610 since inception. In addition, the Company has advanced Liberty funds for working capital purposes. The net amount due from Liberty is $69,914 and $112,984 as of September 30, 2021 and December 31, 2020, respectively.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value.

6. Acquisition of Atlanta CBD, Inc.

On January 4, 2021, the Company executed a Stock Purchase Agreement (the “Purchase Agreement”), by and between the Company, Atlanta CBD, Inc. (“Atlanta”), and the controlling shareholders of Atlanta, Floretta Gogo and Xavier Carter (collectively referred to as the “Sellers”). In connection with the closing of the transactions contemplated by the Purchase Agreement (the “Atlanta Acquisition”), the Company acquired 51% of the outstanding common stock Atlanta from the Sellers in exchange for 13,600,000 shares of the Company’s common stock. The Sellers are officers of the Company and as a result, the Atlanta Acquisition is a related party transaction that was accounted for at book value.

The Purchase Agreement included standard and customary representations, warranties and indemnification rights.

Atlanta is in the business of providing CBD products in a retail store in Atlanta, Georgia.

The results of Atlanta are included in the consolidated financial statements effective January 1, 2021.

The following preliminary information summarizes the allocation of the fair values assigned to the assets at the purchase date:

Amount
Cash and cash equivalents	$2,373
Inventory	16,198
Deposits	3,000
Property, plant and equipment, net	13,096
Right of use asset	55,457
Total identifiable assets	90,124
Less: liabilities assumed	125,125
Total purchase price	$(35,001)

7. Mezzanine Equity

Mezzanine equity as of September 30, 2021 consists of 1,518 shares of preferred stock of Atlanta CBD with redeemable features that allow the investors (Investors) to request repayment of their investment. The Investors are also entitled to profit distributions equal to the lesser of (i) 25% interest, (ii) the difference between the ownership percentage of management and 50%, which will be distributed to management, until a 35% profit goal achieved. Investors are entitled to a return of their investment upon 15 days’ notice given to the Company after any distribution.

During the nine months ended September 30, 2021, the Company sold 618 Mezzanine Equity units for gross proceeds of $1,875.

8. Stockholders' Equity

The Company is authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share.

In December 2020, the Company issued 15,150,000 shares of common stock to the founders of the Company upon the formation of the Company.

In July 2020, the Company sold 4,800,000 shares of common stock in a private placement for gross proceeds of $150,000.

In January 2021, the Company entered into a Stock Purchase Agreement with the owners of Atlanta CBD, Inc. and acquired 51% of the common stock of Atlanta CBD, Inc. in exchange for 13,600,000 shares of the Company’s common stock.

In July 2021, the Company sold 2,400,000 shares of common stock in a private placement for gross proceeds of $75,000.

9. Grant Income

PPP Loan Forgiveness

In May 2020, the Company obtained a loan from the Payroll Protection Program (PPP) in the amount of $4,354. In January 2021, the Company applied for forgiveness of this loan under the terms of the PPP. The Company’s forgiveness request was approved in January 2021 and grant income in the amount of the loan, $4,354, was recognized during the six months ended September 30, 2021.

Invest Atlanta Grant

In November 2020, the Company applied for a grant from The Atlanta Development Authority d/b/a Invest Atlanta. Invest Atlanta administered funds designated for Atlanta, Georgia under the CARES Act of 2020. The proceeds from the grant are restricted to COVID-19 related expenditures and/or to reimburse the costs of business interruptions as a result of required closures or local closures, social distancing, or decreased customer demand due to the COVID-19 pandemic. In March 2021, the Company received a grant of $17,753 from Invest Atlanta, which was used by the Company to offset the cost of business interruption as a result of local closures due to the COVID-19 pandemic during 2020. Accordingly, the Company recorded the grant income during the six months ended September 30, 2021, the period in which it was received.

10. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of September 30, 2021 and December 31, 2020 are summarized below.

	September 31, 2020	December 31, 2020
Net operating loss carryforwards	$126,000	$37,000
	126,000	37,000
Valuation allowance	(126,000)	(37,000)
Net deferred tax assets	$–	$–

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of September 30, 2021 and December 31, 2020, management was unable to determine if it is more likely than not that the Company's deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No U.S. federal tax provision has been provided for the Company for the nine months ended September 30, 2021 and the year ended December 31, 2020 due to the losses incurred during the periods.

The reconciliation below presents the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rate for the nine months ended September 30, 2021 and the year ended December 31, 2020.

	September 30, 2020	December 31, 2020
U. S. federal statutory tax rate	(21.0)%	(21.0)%
Change in valuation allowance	21.0%	21.0%
Effective tax rate	0.0%	0.0%

At September 31, 2021 and December 31, 2020, the Company has available net operating loss carryforwards for U.S. federal corporate income tax purposes of approximately $126,000 and $37,000. U.S. federal net operating losses, if not utilized earlier, expire through 2039.

11. Commitments and Contingencies

Legal Contingencies

The Company has no known commitments and contingencies.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company's business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company's business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

11. Subsequent Event

On October 5, 2021, the Payroll Protection Program loan, dated March 5, 2021, in the amount of $7,464, was forgiven in full.

Appendix I
Risk
Assessment

An Understanding of The Cannaisseur Group, Inc. and its environment

The Company distributes and sells a variety of hemp based CBD oils, CBD vape oil, CBD edibles, CBD gummies, CBD creams, and more. The company does not incur any manufacturing activities on its own.

According to the arrangement with several manufacturing facilities located across the United States, each manufacturer produces a variety of products according to the speciﬁc instructions given by The Cannaisseur Group, Inc. Manufacturing is based on actual sale and for the requirements from end-customers.

eCommerce platform is used for distribution. By accessing the shipment mobile app, the drop shipper is able to access the orders directly from the bank end and ship within 2 business days.

The manufacturer is paid after The Cannaisseur Group receives the payment from the end- customers.

Key Risks:

Since The Cannaisseur Group, Inc. relies on its manufacturer to produce products that meet speciﬁc requirements, quality control is necessary to ensure that the products would meet Pioneer Green Farm Inc. standards.

·	It is necessary for The Cannaisseur Group, Inc. to maintain good long-term relationship with its manufacturer to avoid the additional expenses when switching manufacturers.

·	Extra effect should be put on inventory management since The Cannaisseur Group, Inc. e stores all the inventory of its products.

Appendix II
Internal Control
Points

Walkthrough of Sales and Purchase Cycle:

[a]	An estimated monthly amount of inventory is purchased based on expected

[b]	After TGCI puts an order, the manufacturer follows speciﬁc requirements given by TCGI

[b]	Drop shipment arrangement is followed strictly, products are shipped directly from TGCI to end customers

[c]	TCGIis the distributor

[d]	Customers pay TCGI the moment that order is requested

Internal control points:

·	By using the an online ordering system, TCGI is able to access the orders directly from the customer and ships within one business day. This ensures timely process of purchase and sales order, as well as avoids mistakes caused by manual process

·	Any misplacement of orders caused during distribution is processed directly by TCGI

·	Reports will be created by the eCommerce system automatically at the end of the day

·	Usage of eCommerce platforms ensures accuracy of orders and avoids careless mistake made by accountants

·	Back orders are reviewed and followed up by a dispatcher immediately

·	TCGI utilizes UPS, FedEx and USPS accounts to smooth the whole process

·	Weekly meetings are held internally. Detailed sales analysis are discussed and reviewed.

·	Every two weeks, management discusses the sales data internally.

·	Production plan meetings are held with the manufacturer on a regular basis to ensure that TCGI can fulﬁl customers order in time and sell quality products that meet customer s expectations

·	Customer complains (very rare) are handled in a timely manner Walkthrough of Expense Cycle:

[a]	Admin dept. members assure the accuracy for all expense reports

[b]	Managers would discuss their respective on weekly meetings, the expense reports are printed out and presented in the meetings

[c]	After approval on weekly meetings, the accounting records and files the expenses

[d]	CEO checks the expense for a second time and puts the approval stamp on the expense documents

[e]	Credit card department processes the expense payment [f] Payments are made accordingly

Internal control points

·	Different level of approval which makes it almost impossible for an individual employee to make a fraudulent expense

·	Company runs reasonableness check of expenses,

·	Timely process of the payments: most of the expenses are reported, reviewed and paid within a week, only 5% of the expenses take longer than a week to process

·	Monthly review to reconcile the amount paid out by the company and the amount stated on the invoice

·	Tracking numbers are used to prove that all vendors are real and existing business

Walkthrough of Human Resources Cycle:

[a]	HR manager is a full-time employee

[b]	HR manager initiates the hiring process

[c]	Marketing Director reviews and approves the person that is going to be hired

[d]	New Hire reports are discussed on weekly meetings

Internal control points

·	Payroll records are reviewed regularly, any abnormal increase/decrease in monthly salary expenses can be identiﬁed easily

·	Request for new hires are reviewed by multiple people and approved accordingly

28,550,000 Shares of Common Stock

THE CANNAISSEUR GROUP, INC.

PROSPECTUS

_____________, 2021

41

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$609.00
Legal fees and expenses	$18,000.00
Accounting fees and expenses	$13,000.00
Miscellaneous	$2,000.00
TOTAL	$33,609.00

Item 14. Indemniﬁcation of Directors and Oﬃcers.

•	Indemnification is, generally speaking, a reimbursement by a company of its Directors and Officers for expenses or losses they have incurred in connection with litigation or other proceedings relating to their service to the Company. The Delaware Business Corporation Law “DGCL” outlines that when there is a dispute within a corporation, these issues will be heard in the Delaware Court of Chancery. The court does not use a jury, but instead a chancellor. All rulings are then made based on law and supporting facts. Directors and officers (Ds&Os) face exposure to potential personal liability for claims made against them in their capacity as directors and officers of the companies that they serve. By statute, Delaware has established a minimum “standard of conduct” that, if met by a director or officer, permits a corporation to indemnify such director or officer pursuant to a charter or bylaw provision, an indemnification agreement with such D&O, or a resolution of the board or stockholders. For third-party actions, he or she must act in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he or she must have no reasonable cause to believe that his or her conduct is unlawful.

Further, even in the absence of a charter provision, a bylaw provision or an indemnification agreement providing Ds&Os with the right to indemnification, a corporation is required by statute to indemnify directors and certain senior officers for expenses actually and reasonably incurred in the defense of any action or proceeding relating to the service as a D&O if he or she has been successful on the merits or otherwise. Other than such required indemnification, however, Delaware corporations are not required to provide Ds&Os with the right to indemnification, and advancement of expenses to Ds&Os is never required. It is purely permissive. Within these parameters, Delaware corporations have broad leeway to set the parameters for indemnification of Ds&Os.

Item 15. Recent Sales of Unregistered Securities

Shares Issued for Acquisitions

On January 4, 2021 the Company completed acquisition of Atlanta CBD in exchange for13,600,000 shares of common stock of the Company valued at $68,000.

Shares Issued for Services

On December 11, 2020 the Company issued 2,500,000 shares of common stock in exchange for services valued at $12,500 or $0.005 per share.

On December 11, 2020, the Company issued 2,500,000 shares of common stock in exchange for services valued at $1250 or $0.005 per share.

On December 11, 2020, the Company issued 2,500,000 shares of common stock in exchange for services valued at $1250 or $0.005 per share.

On December 11, 2020, the Company issued 2,000,000 shares of common stock in exchange for services valued at $1000 or $0.005 per share.

On December 11, 2020, the Company issued 1,400,000 shares of common stock in exchange for services valued at $7000 or $0.005 per share.

On December 11, 2020, the Company issued 1,400,000 shares of common stock in exchange for services valued at $7000 or $0.005 per share.

On December 11, 2020, the Company issued 200,000 shares of common stock in exchange for services valued at $1000 or$0.005 per share.

On December 11, 2020, the Company issued 125,000 shares of common stock in exchange for services valued at $625 or$0.005 per share.

On December 11, 2020, the Company issued 100,000 shares of common stock in exchange for services valued at $500 or$0.005 per share.

On December 11, 2020, the Company issued 75,000 shares of common stock in exchange for services valued at $375 or $0.005 per share.

Miscellaneous Shares Issuances

On December 11, 2020 the Company sold 350,000 shares of common stock for 7,000 or $0.02 cents per share.

On July 11, 2021, the Company sold 4,800,000 shares of common stock for $150,000 or $0.03 per share.

On July 11, 2021, the Company sold 672,000 shares of common stock for $14,000 or $0.021 per share.

On July 11, 2021, the Company sold 800,000 shares of common stock for $25,000 or $0.03 per share.

On July 11, 2021, the Company sold 800,000 shares of common stock for $25,000 or $0.03 per share.

On July 11, 2021, the Company sold 64,000 shares of common stock for $2,000 or $0.03 per share.

On July 11, 2021, the Company sold 64,000 shares of common stock for $2,000 or $0.03 per share.

Item 16 – Exhibits

Exhibit Number	Exhibit Description	Filed Herewith
3.1	Articles of Incorporation	X
3.2	Amended Articles of Incorporation	X
3.5	Bylaws	X
4.1	Specimen Stock Certificate	X
5.1	Opinion of The Norman Law Firm PLLC	X
10.1	Purchase Agreement with Atlanta CBD, Inc.	X
23.1	Consent of /s/ M&K CPAS, PLLC	X
23.3	Consent of The Norman Law Firm PLLC (included in Exhibit 5.1)	X
107	Filing Fee Table

Item 17-Undertakings

The undersigned registrant hereby undertakes:

(1)            To ﬁle, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reﬂect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reﬂected in the form of prospectus ﬁled with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports ﬁled with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona ﬁde offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be ﬁled pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemniﬁcation for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, oﬃcers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemniﬁcation is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemniﬁcation against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, oﬃcer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, oﬃcer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemniﬁcation by it is against public policy as expressed in the Act and will be governed by the ﬁnal adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Georgia on February 14, 2022.

The Cannaisseur Group, Inc.

Date: February 14, 2022	By:	/s/ Floretta Gogo
Floretta Gogo
Chief Executive Oﬃcer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and, on the dates, indicated:

Signature	Title	Date
/s/ Xavier Carter	Chief Operating Officer	February 14, 2022
Xavier Carter	(Principal Executive Officer)

/s/ Steven Plumb	Chief Financial Officer	February 14, 2022
Steven Plumb	(Principal Accountant)

/s/ Valarie M. Grant	Corporate Secretary	February 14, 2022
Valarie M. Grant

/s/ Jamie Brown	Board Member	February 14, 2022
Jamie Brown

/s/ Keijiro Valera	Board Member	February 14, 2022
Keijiro Valera

/s/ Harold Woolfolk	Board Member	February 14, 2022
Harold Woolfolk